Exhibit 99.1

Roundtable Entertainment and Cinedigm Set Strategic Multi-Picture, Multi-Year Financing, Production, Distribution and Streaming Channel Partnership

Cinedigm Takes Minority Stake in Roundtable, Cinedigm Chief Strategy Officer Erick Opeka to Join Roundtable’s Board of Directors

First Initiative Includes a $15 Million, 10 Picture Thriller Slate with Kevin Greutert of the “Saw” Franchise Directing “All My Friends Are Dead”

March 17, 2022 – Multi-platform producer Roundtable Entertainment and the leading independent streaming company Cinedigm (NASDAQ: CIDM) have inked a broad ranging strategic partnership that will include co-financing and co-owning the IP of original films to be distributed domestically on Cinedigm’s OTT networks and on other third-party streaming platforms. The partnership also plans to launch multiple high profile enthusiast streaming channels together that will leverage Cinedigm’s streaming expertise and capabilities including the proprietary Matchpoint technology. To further align the companies, Cinedigm is taking a minority shareholder position in Roundtable Entertainment. In addition, Erick Opeka, Cinedigm’s President and Chief Strategy Officer, will be taking a seat on Roundtable’s Board of Directors, joining President & CEO Dominic Ianno, Robert Norton and James Fields of Klingenstein Fields Advisors.

The partnership commences with a 10-picture, $15 million thriller slate, led by ALL MY FRIENDS ARE DEAD, directed by Kevin Greutert (SAW franchise). ALL MY FRIENDS ARE DEAD tells the tale of a group of close college friends who get a great deal on a killer Airbnb for the biggest music festival of the year. A weekend of partying quickly takes a turn for the worse, as the group is murdered one by one. They soon discover that each death directly corresponds to one of the Seven Deadly Sins. The film will be produced by John Baldecchi, (HAPPY DEATH DAY) and executive produced by Dominic Ianno (SOUL SURFER), with Ingenious Media providing production funding.

Ianno stated, “In today’s competitive marketplace, Cinedigm is uniquely positioned as a cutting edge next-generation streamer focused on youth markets to bring top-tier digital distribution and monetize these exciting movies. Cinedigm’s financial strength, distribution muscle and technology leadership will allow us to efficiently and profitably make movies and launch streaming channels together for many years to come. Expect further announcements regarding our streaming channel partnership with Cinedigm soon.”

Cinedigm Chairman and CEO Chris McGurk stated, “Roundtable’s established creative relationships, IP development expertise and co-financing abilities are the perfect complement to Cinedigm’s core distribution strengths. This partnership will produce premium content and launch high profile branded enthusiast streaming channels to further expand Cinedigm’s high-growth and rapidly-expanding streaming business in a low cost, capital-efficient and high return manner.”

Opeka added “Our partnership will leverage the best that both companies have to offer, providing Cinedigm with a steady pipeline of quality genre films and additional channels while maximizing return on investment.”

Baldecchi, Roundtable Entertainment’s Head of Scripted, stated “We are thrilled to be partnering with Cinedigm. This well-structured slate of efficiently budgeted and high-impact films targeting specific genres were chosen for its youth and commercial appeal and packaged to find success with a global audience. Having access to the Cinedigm library to source future IP will also help build value for both companies in a cost-effective manner.”

The 10 picture slate deal was negotiated by Yolanda Macias, Chief Content Officer at Cinedigm, and Interim Chief Business Officer Robert Norton on behalf of Roundtable.

About Roundtable Entertainment

A cross-platform IP accelerator, Roundtable Entertainment produces and distributes must-watch films and unscripted television for a diverse audience. The company develops and licenses premium IP with potential for multi-format exploitation across scripted (film and episodic) and unscripted (episodic and podcasts), then synergizes that content with OTT distribution, allowing it to efficiently exploit IP across the full spectrum of platforms and windows. Roundtable’s unique business model strongly positions the company to capitalize on the rapidly escalating need for new content across an exploding slate of streaming services.

Roundtable’s initial movie slate includes SACRAMENT, directed by Gary Fleder (HOMEFRONT, RUNAWAY JURY, KISS THE GIRLS), and written by P.G. Cuschieri (CUT THROAT CITY). SACRAMENT tracks an ex-military father who travels to Mexico to exact revenge on the drug cartel which brutally murdered his son.

On the TV side, Roundtable Entertainment has partnered with artist, musician, and actor Gavin Rossdale for its first unscripted project, “E.A.T. with Gavin Rossdale”. “E.A.T.” is a premium production value, intimate conversation series in which Gavin invites big name celebrity guests to his home in the Hollywood Hills, where he designs, prepares and serves them a sumptuous three course meal. Shooting is underway and guests include Tom Jones and Jack McBrayer.

The company is also producing FAME & MISFORTUNE, a comedy starring Jane Seymour, written by Sean M. Flynn and developed by Tim Gibbons (CURB YOUR ENTHUSIASM). Based on a fictionalized version of Sean’s life, FAME & MISFORTUNE tells the tale of a successful artist who falls for a former teen idol who is forced by her publicist to break up with him for not being famous. Desperate to win her back, Tom decides to embrace his identity as the son of Jane Seymour and become what he hates most, famous. Instantly regretting it, he does everything he can to get cancelled but instead becomes more famous and destroys his mother’s life and career.

For more information, visit www.roundtable-ent.com

About Cinedigm

For more than 20 years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains consumers around the globe by providing premium feature film and television series, enthusiast streaming channels and technology services to the world’s largest media, retail and technology companies. As a leader in the rapidly evolving streaming ecosystem, Cinedigm continues its legacy as an innovator through its adoption of next-generation technologies, such as artificial intelligence and machine learning, across its proprietary, highly scalable Matchpoint® technology platform. For more information, visit www.cinedigm.com.

# # #

Media Contacts

On behalf of Roundtable Entertainment
Dennis Dembia

Rogers & Cowan / PMK

dennis.dembia@rogersandcowanpmk.com

On behalf of Cinedigm

Media Contact:

DKC Public Relations

cinedigm@dkcnews.com

Investor Relations Contact:

High Touch Investor Relations

Cinedigm@htir.net